Exhibit 10.4

Form of Restricted Stock Unit Award
Agreement - 3 Year Award

CULLEN/FROST BANKERS, INC.
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (hereinafter referred to as the “Agreement”) is made and entered into this [•] day of [•], [•] (the “Grant Date”) by and between Cullen/Frost Bankers, Inc. (hereinafter referred to as the “Company”) and [•] (hereinafter referred to as the “Participant”), pursuant to the Cullen/Frost Bankers, Inc. 2015 OMNIBUS INCENTIVE PLAN (hereinafter referred to as the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.
1.Grant of Restricted Stock Units. The Company hereby grants the Participant [•] Restricted Stock Units (hereinafter referred to as the “Award”), which are subject to restrictions set forth below.
2.Vesting of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, the Award shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”). The Award shall vest, provided that the terms and conditions of the Plan have been met and provided, further, that the Participant remains employed at the Company on Vesting Date (except as otherwise provided in this Agreement). Upon the Vesting Date or such earlier vesting date as otherwise provided in this Agreement, the Award shall be promptly paid out in Shares.
3.Dividend Equivalents. Prior to the vesting, expiration, or other termination of this Award, the Participant shall have the right to receive dividend equivalent payments based on the regular cash dividends paid or distributed on the underlying Stock, which dividend equivalents shall be paid to the Participant in cash upon the date that regular cash dividends are paid to shareholders.
4.Termination of Employment. In the event that the Participant’s employment terminates because of death or Disability, the Award shall vest and be immediately payable. In the event that the Participant terminates employment on or after the date the Participant reaches age 65 (hereinafter referred to as “Retirement”) but prior to the Vesting Date, the Award shall continue to vest and be payable on the Vesting Date.
Except as set forth in this paragraph 4 and in paragraph 5 below, in the event that a Participant’s employment with the Company is terminated for any reason other than death, Disability or Retirement, prior to the Vesting Date, then the Award shall be forfeited for no consideration upon such termination of employment.
5.Change in Control. In accordance with Section 17.1(a) of the Plan, the Award shall become immediately fully vested as of the effective date of Participant’s termination of employment by the Company without Cause within the twenty-four (24) month period following a Change in Control.
Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring, directly or indirectly, 20 percent or more of the combined voting power of the Company Voting Securities. Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement would constitute a “parachute payment” (as defined in Section 280G(b) (2) of the Code) (considered without regard to any other payments not provided for under this Agreement), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the code: provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this paragraph is necessary shall be made by the Participant in good faith, and such determination shall be conclusive and binding on the Company with respect to its treatment of the payment for tax reporting purposes.

Notwithstanding any provisions to the contrary, the Board reserves the right to provide the Participant with additional benefits, including, but not limited to, providing benefits hereunder in excess of the limitations described above, which the Board determines are appropriate in its sole discretion.
6.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time nor confer upon any Participant any right to continue in the employ of the Company.
7.Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from any payments due to the Participant any Federal, state, or local taxes required by law to be withheld with respect to the Award.
8.Compliance with Securities Laws. The Participant acknowledges that the rights of the Participant to transfer shares of Restricted Stock shall be subject to compliance with the requirement of federal and state securities laws, including, but not limited to, rule 144 under the Securities Act of 1933.
9.Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

IN WITNESS WHEREOF, this Agreement is executed by the Company and by the participant as of this [•] day of [•], [•].

CULLEN/FROST BANKERS, INC.

By:    [•]

PARTICIPANT

[•]